Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164606 of Mead Johnson Nutrition Company on Form S-8 of our report dated June 20, 2014 appearing in this Annual Report on Form 11-K of the Mead Johnson & Company, LLC Retirement Savings Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Chicago, Illinois

June 20, 2014